Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Announces Financial Results for the
First Quarter of Fiscal 2013

Majority Acquisition of Cuattro Vet USA in February Represents Pivotal Event for Heska;
Integration and Sales Force Reorganization are Keys to Future Earnings Growth

LOVELAND, CO, May 14, 2013 --Heska Corporation (NASDAQ:HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its first quarter ended March 31, 2013. The Company previously announced the acquisition of 54.6% of Cuattro Vet US, LLC (“Cuattro Vet USA”).

First Quarter 2013 Highlights:
•	Consolidated revenue decreased 1% to $19.0 million compared to $19.2 million in the first quarter of 2012.
•	Core Companion Animal Health revenue decreased approximately 6%, while Other Vaccines, Pharmaceuticals and Products revenue increased 28% as compared to the first quarter of 2012.
•	Gross profit decreased 12.6% year-over-year and gross margin was 41.1% compared to 46.5% in the first quarter of 2012.
•	The Company reported an operating loss of $682 thousand compared to operating income of $1.1 million in the first quarter of 2012.
•	Heska completed the quarter with $5.5 million in cash, $6.1 million in short-term debt and $12.2 million in working capital.

“The first quarter was a milestone period for Heska, highlighted by our majority acquisition of Cuattro Vet USA at the end of February,” commented Robert Grieve, Heska’s Chairman and CEO. “This transformative acquisition provided us with access to a growing company with a best-in-class imaging product line powered by state-of-the-art software. We are now able to combine imaging products, such as digital x-ray and ultrasound, with Heska’s existing capital equipment used for blood analysis, including chemistry and hematology, in coordinated sales efforts. Finally, we acquired proven talent, both in senior leadership and in sales execution surrounding capital equipment. The Cuattro Vet USA team has a proven track record in creatively and successfully developing and executing go-to-market strategies for capital equipment, and this fills a key need for Heska. We achieved this via a creative transaction structure which enabled us to maintain our net operating loss carry-forward asset with a minimal dilution of our common stock.”

Dr. Grieve concluded, “Our current strategic focus is on optimizing the Cuattro Vet USA opportunity and transitioning our commercial strategies and tactics. As we make progress in these efforts, we are very excited about the growth opportunities in 2014 and beyond.”

Financial Results
First quarter 2013 revenue was $19.0 million as compared to $19.2 million in the first quarter of 2012. In the first quarter of 2013, Core Companion Animal Health revenue decreased approximately 6% to $15.6 million from $16.6 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue grew approximately 28% to $3.3 million. Gross profit was $7.8 million, or a 41.1% gross margin, in the first quarter of 2013 compared with gross profit of $8.9 million, or 46.5% gross margin, in the first quarter of 2012. Total operating expenses were $8.5 million, or 44.7% of sales, in the first quarter of 2013 compared with total operating expenses of $7.8 million, or 40.9% of sales, in the prior year period. The Company reported an operating loss of $682 thousand in the first quarter of 2013, compared to operating income of $1.1 million in the first quarter of 2012. Loss before income taxes was $671 thousand in the first quarter of 2013, down from income of $940 thousand in the prior year period. In the first quarter of 2013, net loss was $352 thousand, or $0.06 per diluted share, compared to net income of $584 thousand, or $0.11 per diluted share, in the first quarter of 2012.

Balance Sheet
As of March 31, 2013, Heska had $5.5 million in cash and working capital of $12.2 million. Stockholders’ equity increased to $52.0 million compared to $48.9 million as of December 31, 2012.

Investor Conference Call
Management will conduct a conference call on Tuesday, May 14, 2013 at 2:30 p.m. MDT (4:30 p.m. EDT) to discuss the first quarter 2013 financial results. To participate, dial (877) 941-8609 (domestic) or (480) 629-9692 (international); the conference call access number is 4613897. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska’s home page at www.heska.com until May 28, 2013. The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international). The replay access number is 4613897.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single-use, point-of-care tests, pharmaceuticals and vaccines. The Company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results, including Cuattro Veterinary USA, LLC, which was recently renamed Heska Imaging US, LLC (“Cuattro Vet USA”). These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the future success of any acquisition, including Cuattro Vet USA, of which Heska owns 54.6%; uncertainties related to Heska’s future ownership position in Cuattro Vet USA as a third party has the right to repurchase Heska’s 54.6% interest; uncertainties related to Heska’s ability to successfully market and sell its products in an economically sustainable manner; risks related to Heska’s ability to utilize its domestic net operating loss tax carryforward position; uncertainties related to the future business performance impact of reductions in selling expenses; risks related to uncertainties related to Heska’s ability to generate increased sales and profits due to any coordinated product selling strategy with Cuattro Vet USA; uncertainties related to the performance and brand image of Cuattro Vet USA’s product and service offerings; competition; uncertainties related to the commercialization of products Heska may introduce in the future, such as market acceptance; risks related to Heska’s reliance on third party suppliers, which is substantial; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2012.

Financial Table Follows:

Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Threee Months Ended March 31,
	2012	2013
Revenue:
Core companion animal health	$16,580	$15,649
Other vaccines, pharmaceuticals and products	2,595	3,330
Total revenue, net	19,175	18,979

Cost of revenue	10,252	11,177

Gross profit	8,923	7,802

Operating expenses:
Selling and marketing	4,888	5,125
Research and development	334	390
General and administrative	2,619	2,969
Total operating expenses	7,841	8,484
Operating income (loss)	1,082	(682)
Interest and other (income) expense, net	142	(11)
Income (loss) before income taxes	940	(671)
Income tax expense:
Current tax expense	48	6
Deferred tax expense (benefit)	308	(325)
Total income tax expense	356	(319)
Net income (loss)	$584	$(352)
Net income attributable to non-controlling interest	----	34
Net income (loss) attributable to Heska Corporation	584	(396)

Basic net income (loss) per share attributable to Heska Corporation	$0.11	$(0.07)
Diluted net income (loss) per share attributable to Heska Corporation	$0.11	$(0.07)

Shares used for basic net income (loss) per share attributable to Heska Corporation	5,264	5,547

Shares used for diluted net income (loss) per share attributable to Heska Corporation	5,434	5,547

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2012	March 31, 2013
Cash and cash equivalents	$5,784	$5,459
Total current assets	32,955	32,089
Note receivable - related party	----	1,364
Total assets	66,826	89,564
Line of credit	2,552	5,106
Other short-term borrowings, including current portion of long-term note payable	----	982
Total current liabilities	14,389	19,909
Long-term note payable, net of current portion	----	468
Non-controlling interest	----	12,003
Public Common Stock subject to redemption	----	3,894
Stockholders' equity	48,862	48,057

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